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                                                                    Exhibit 99.1

Amkor Updates Disclosure on Dongbu

CHANDLER, Ariz.--(BUSINESS WIRE)--Aug. 21, 2002--Amkor Technology, Inc. (Nasdaq:
AMKR - News) today confirmed that Texas Instruments, Dongbu and Anam Semiconductor, Inc. "ASI" have been unable to come to terms on a letter of intent regarding technology transfer and manufacturing / purchase agreements. The execution of this letter of intent was a condition precedent to the shareholders agreement between Amkor and Dongbu, under which Dongbu agreed to purchase 20 million shares of ASI's common stock from Amkor.

Amkor and Dongbu are in continued discussions to explore ways in which the share purchase transaction may still be completed.

Amkor is the world's largest provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

Contact:

     Amkor Technology, Inc.
     VP Corporate Communications
     Jeffrey Luth, 480/821-2408  ext. 5130
     jluth@amkor.com